Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG JAKARTA† LONDON LOS ANGELES NEWPORT BEACH	Times Square Tower 7 Times Square New York, New York 10036-6524 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

September 19, 2013

NCL Corporation Ltd.

7665 Corporate Center Drive

Miami, Florida 33126

Re:	Registration of Securities of NCL Corporation Ltd.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”), of NCL Corporation Ltd., a Bermuda company, (the “Issuer”), in connection with the Issuer’s offer to exchange up to $300,000,000 aggregate principal amount of the Issuer’s 5.00% Senior Notes due 2018, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for a like principal amount of the Issuer’s outstanding 5.00% Senior Notes due 2018 (the “Old Notes”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.

Assuming the due authorization by NCL Corporation Ltd., when issued, executed, delivered and authenticated in accordance with the terms of the Registered Exchange Offer and the Indenture (each as defined in the Registration Rights Agreement dated as of February 6, 2013, among the Issuer and Deutsche Bank Securities Inc., as representative of the Initial Purchasers (as defined therein)), the Exchange Notes will be the legally valid

†	In association with Tumbuan & Partners

NCL Corporation Ltd.

September 19, 2013

and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights generally.

With respect to the opinions in paragraph 1, relating to matters of due authorization of the Exchange Notes, we have assumed the matters set forth in paragraphs 1 through 4 in the opinion of Cox Hallett Wilkinson, dated September 19, 2013, a copy of which has been delivered to you by such other counsel.

The law governed by this opinion is limited to the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP